PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 31, 2024 (To Prospectus dated January 24, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-269234

PALISADE BIO, INC.

1,654,578 shares of Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated January 24, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-269234). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2024 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PALI”. On January 30, 2024, the last quoted sale price for our Common Stock was $0.06239 as reported on Nasdaq.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is January 31, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2024 (January 30, 2024)

PALISADE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33672	52-2007292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7750 El Camino Real Suite 2A
Carlsbad, California	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PALI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Warrant Inducement Transaction

On January 30, 2024, Palisade Bio, Inc. (the “Company”) entered into warrant inducement agreements (the “Agreements”) with certain accredited and institutional holders (collectively, the “Holders”) of the Company’s outstanding common stock purchase warrants issued on May 10, 2022 (the “May 2022 Warrants”), August 16, 2022 (the “August 2022 Warrants”), January 4, 2023 (the “January 2023 Warrants”), and April 5, 2023 (the “April 2023 Warrants”) (collectively, the “Existing Warrants”). Pursuant to the Agreements, the exercise price of each Existing Warrant that is being exercised will be reduced to $0.7313 per share. Each Holder that exercises its Existing Warrants pursuant to the Agreement, will receive one (1) replacement warrant (the “Replacement Warrants”) for each Existing Warrant exercised.

The Replacement Warrants will be exercisable immediately and expire five (5) years from the date of issuance. The Replacement Warrants will be subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the Replacement Warrants. The Replacement Warrants contain standard anti-dilution provisions but do not contain any price protection provisions with respect to future securities offerings of the Company.

The Holders are collectively exercising an aggregate of 3,422,286 Existing Warrants consisting of: (i) 72,932 May 2022 Warrants, (ii) 64,000 August 2022 Warrants, (iii) 1,012,631 January 2023 Warrants, and (iii) 2,272,723 April 2023 Warrants. The Holders are exercising all of their Existing Warrants. As a result of the exercises, the Company will issue an aggregate of 3,422,286 shares of its Common Stock. The shares underlying the Existing Warrants have all been registered on Form S-1 registration statements (Registration Numbers 333-265769 / 333-266808, 333-265570, 333-269234 and 333-271393). The closing is expected to take place on or about February 1, 2024, subject to customary closing conditions. The Company anticipates receiving gross proceeds of approximately $2,502,717, excluding closing costs and placement agent fees as further described below.

In the event that the exercise of Existing Warrants would cause the Holder to exceed the beneficial ownership limitation provisions contained in the Existing Warrants, the Company shall only issue such number of shares that would not cause the Holder to exceed the maximum amount permitted thereunder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations.

The Company agreed to file a resale registration statement registering the shares underlying the Replacement Warrants (“Resale Registration Statement”) within fifteen (15) days after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and to use commercially reasonable efforts to cause the Resale Registration Statement to be effective within sixty (60) days of the initial filing date of the Resale Registration Statement.

Subject to the terms of the Agreement, the Company will be required to pay certain liquidated damages if the shares underlying the Replacement Warrants are not registered for resale or in the event that the Company fails to remove the restrictive legend on the shares underlying the Replacement Warrants on a timely basis as more fully described in the Agreement.

In the event that the shares underlying the Replacement Warrants are not subject to an effective registration statement at the time of exercise, the Replacement Warrants may be exercised on a cashless basis at any time after six (6) months from the issuance date.

The Company further agrees that until thirty (30) trading days after January 30, 2024, it will not enter into any other warrant inducement agreement with any other warrant holder that contains terms that are more favorable than those contained in the Agreement. Additionally, until thirty (30) days after the date of the Agreements, neither the Company nor any subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or file any registration statement or any amendment or supplement (other than the registration statement registering the shares underlying the Replacement Warrants).

In connection with the transactions contemplated in the Agreement, the Company agreed to pay its placement agent, Ladenburg Thalmann & Co., Inc. (the “Placement Agent”) the following compensation: (i) a cash fee equal to 7.75% of the gross proceeds received by the Company in the transactions contemplated by the Agreements, (ii) a common stock purchase warrant to purchase such number of shares of common stock equal to 6% of the aggregate number shares issued pursuant to the exercise of Existing Warrants by the Holders with an exercise price of $0.7313 per share, and a term of five (5) years from issuance (the “Placement Agent Warrant”), and (iii) up to $40,000 of out-of-pocket expenses.

The foregoing descriptions of the Agreements, Replacement Warrants, and the Placement Agent Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreements, Replacement Warrants, and the Placement Agent Warrant, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.01, 4.01, and 4.02, respectively.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety. The issuance of the Replacement Warrants and Placement Agent Warrant described in Item 1.01 was made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events

On January 30, 2024, the Company issued a press release announcing the transactions described in Item 1.01 above. A copy of the press release is attached to this report as Exhibit 99.01.

Item 9.01 Financial Statement and Exhibits.

Exhibit		Incorporation by Reference
Number	Exhibit Description	Form	Exhibit	Filing Date
4.01	Form of Replacement Warrant	8-K	4.01	2/1/2024
4.02	Form of Placement Agent Warrant	8-K	4.02	2/1/2024
10.01	Form of Warrant Inducement Agreement	8-K	10.01	2/1/2024
99.01	Press Release Dated January 30, 2024	8-K	99.01	2/1/2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2024	Palisade Bio, Inc.

/s/ J.D. Finley
	By:	J.D. Finley
Chief Executive Officer